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                                                                [EXECUTION COPY]



                             SHAREHOLDER AGREEMENT


         SHAREHOLDER AGREEMENT, dated as of April 6, 1997 (this "Agreement"), by and between MESA Inc., a Texas corporation ("Mesa"), Parker & Parsley Petroleum Company, a Delaware corporation ("Parker & Parsley") and Boone Pickens (the "Shareholder").

         WHEREAS, Mesa, Mesa Operating Co., a Delaware corporation and a wholly owned subsidiary of Mesa ("MOC") and MXP Reincorporation Corp., a Delaware corporation and a wholly owned subsidiary of Mesa ("Reincorporation Sub"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined in this Agreement have the meanings ascribed to them in the Merger Agreement), with Parker & Parsley which provides, among other things, upon the terms and subject to the conditions thereof, for (a) the merger of Mesa with and into Reincorporation Sub (the "Reincorporation Merger") pursuant to which, among other things, the outstanding shares of (x) MXP Common Stock will be converted into shares of New Common Stock of Reincorporation Sub, as the surviving company in the Reincorporation Merger, and (y) MXP Series A Preferred Stock and MXP Series B Preferred Stock shall have the right to receive, at the holders' election, either shares of New Common Stock or New Series A Preferred Stock of Reincorporation Sub, subject to certain conditions; and (b) the merger of Parker & Parsley with and into MOC, with MOC being the surviving corporation, pursuant to which, among other things, the shareholders of Parker & Parsley will receive shares of MXP Common Stock of Reincorporation Sub in exchange for the outstanding Parker & Parsley Common Stock.

         WHEREAS, as of the date hereof, Shareholder owns (beneficially or of record) the number of shares of MXP Series A Preferred Stock and MXP Common Stock set forth opposite Shareholder's name on Schedule A hereto; and

         WHEREAS, as a condition to the willingness of Parker & Parsley to enter into the Merger Agreement, Parker & Parsley has required that the Shareholder agree, and in order to induce Parker & Parsley to enter into the Merger Agreement, the Shareholder has agreed, to vote, in accordance with the terms of this Agreement, all the shares of MXP Series A Preferred Stock and MXP Common Stock now owned (beneficially or of record) and any and all shares of MXP Series A Preferred Stock and MXP Common Stock which may hereafter be acquired by the Shareholder (the "Shares").

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:





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                                   ARTICLE I

                          COVENANTS OF THE SHAREHOLDER

         SECTION 1.01. No Solicitation of Transactions. (a) From and after the date hereof, Shareholder will not, and will not authorize or (to the extent within its control) permit any of its partners, officers, employees, agents, Affiliates and other representatives or those of any of its subsidiaries (collectively, "Shareholder Representatives") to, directly or indirectly, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any MXP Acquisition Proposal from any person or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such proposal; provided, however, that, notwithstanding any other provision of this Agreement or the Merger Agreement, any Shareholder Representative serving as a member of the Board of Directors of Mesa may take and disclose to the Board of Directors of Mesa a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (and the Board of Directors may disclose such position to the shareholders pursuant to Section 4.3 of the Merger Agreement) and may take any other action specifically permitted to be taken by representatives of Mesa pursuant to the Merger Agreement.

                 (b) Shareholder shall, and shall cause its Shareholder Representatives to, immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Shareholder or any Shareholder Representative with respect to any MXP Acquisition Proposal existing on the date hereof.

                 (c) Shareholder will promptly notify Mesa and Parker & Parsley of any inquiries it receives for information covered by clause (a) above or the receipt by Shareholder or any Shareholder Representative of any MXP Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such MXP Acquisition Proposal, and the material terms and conditions of any MXP Acquisition Proposal it receives.

         SECTION 1.02. Marketable Title. Shareholder represents and warrants to Parker & Parsley that Shareholder has good and marketable title to the Shares, free and clear of all liens, claims, charges and encumbrances and has full power and authority to exercise all voting rights in respect thereof (other than any limitation on the foregoing which may result from the application of the community property laws of the State of Texas).

         SECTION 1.03. Revocation of Proxies. Shareholder hereby revokes any and all previous proxies granted with respect to the Shares.





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         SECTION 1.04.  Waiver of Appraisal Rights.  Shareholder hereby irrevocably waives any appraisal rights Shareholder may have pursuant to
Article 5.11 of the Texas Business Corporation Act ("TBCA") by reason of the Mergers and agrees that Shareholder shall not attempt to perfect any such appraisal right pursuant to Articles 5.11 through 5.13 of the TBCA.

         SECTION 1.05. Agreement to Vote the Shares for the Merger. Shareholder agrees that it will attend (either in person or by proxy) any meeting of the shareholders of Mesa to be held for the purpose of obtaining shareholder approval of the Reincorporation Merger and related matters, and that Shareholder will vote in favor of the Reincorporation Merger and each of the related matters recommended by the Board of Directors (the "Related Matters") all the Shares now owned (beneficially or of record) or that may hereafter be acquired by Shareholder.

         SECTION 1.06. Election. Shareholder agrees that it will elect to receive New Common Stock upon conversion of the Shares as contemplated by
Section 2.2 and 2.4 of the Merger Agreement.

         SECTION 1.07. Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of such party's obligations under this Agreement, including without limitation any actions reasonably requested by Parker & Parsley or Mesa in connection with obtaining any required consents or approvals to the actions contemplated hereby under the HSR Act or the Exchange Act. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of any party to effectuate, carry out or comply with all of the terms of this Agreement. The parties hereto understand and agree that notwithstanding any other provision contained herein, Shareholder is not prohibited from affecting any sale, transfer, assignment, division or any other disposition of Shares at any time, and the obligation to vote the Shares as provided in Section 1.05 and
Section 1.06 of this Agreement applies only to the Shares owned by the Shareholder at the time of the events referred to in such sections.

                                   ARTICLE II

                                 MISCELLANEOUS

         SECTION 2.01. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         SECTION 2.02. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance or injunctive relief in





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respect of the terms hereof.  The parties further agree that specific performance or injunctive relief shall be the sole and exclusive remedies for any breach of Section 1.01 or 1.07 hereof.

         SECTION 2.03. Enforcement of Shareholder Obligations. The parties hereto agree that the respective rights of Mesa and Parker & Parsley hereunder with respect to the obligations of Shareholder are enforceable independently by each of Mesa and Parker & Parsley.

         SECTION 2.04. Entire Agreement. This Agreement constitutes the entire agreement among Mesa, Parker & Parsley and Shareholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Mesa, Parker & Parsley and Shareholder with respect to the subject matter hereof.

         SECTION 2.05. Assignment. This Agreement shall not be assigned by operation of law or otherwise (other than by will or the laws of descent and distribution).

         SECTION 2.06. Parties in Interest. This Agreement shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 2.07. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 2.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

         SECTION 2.09. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at





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such other address for a party as shall be specified in a notice given in accordance with this Section 2.09):

         if to Parker & Parsley:

                 303 West Wall
                 Suite 101
                 Midland, Texas  79701
                 Facsimile No.:  (915) 571-5050
                 Attention:  Mark Withrow

         with a copy to:

                 Vinson & Elkins, L.L.P.
                 2001 Ross Avenue
                 Dallas, Texas 75201-2980
                 Facsimile No.: (214) 220-7716
                 Attention: Jeffrey A. Chapman

         if to Mesa:

                 1400 Williams Square West
                 5205 North O'Connor Boulevard
                 Irving, Texas  75039
                 Facsimile No.:  (972) 402-7028
                 Attention:  Stephen K. Gardner

         with a copy to:

                 Baker & Botts, L.L.P.
                 2001 Ross Avenue
                 Dallas, Texas 75201-2980
                 Facsimile No.: (214) 953-6503
                 Attention:  Carlos A. Fierro

         if to Shareholder:

                 BP Capital LLC
                 260 Preston Road
                 Dallas, Texas  75225
                 Facsimile No.:  (214) 750-9773
                 Attention:  Malcolm Gorrie





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                 with a copy to:

                 Baker & Botts, L.L.P.
                 One Shell Plaza
                 910 Louisiana
                 Houston, Texas  7702-4995
                 Facsimile No.:  (713) 229-1522
                 Attention:  Robert Stillwell

         SECTION 2.10. Termination. This Agreement shall terminate upon the Effective Date or upon the termination of the Merger Agreement in accordance with the termination provisions provided therein; provided that Section 1.06 shall survive the Effective Time.

         SECTION 2.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Texas State or federal court sitting in the City of Dallas.

         SECTION 2.12. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 2.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.





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         IN WITNESS WHEREOF, each of Mesa and Parker & Parsley have caused this
Agreement to be executed by its respective officer thereunto duly authorized and Shareholder has duly executed this Agreement, each as of the date first written above.

                                        MESA INC.



                                        By: /s/ STEPHEN K. GARDNER
                                           -------------------------------------
                                           Stephen K. Gardner
                                           Senior Vice President and Chief
                                           Financial Officer


                                        PARKER & PARSLEY PETROLEUM COMPANY


                                        By: /s/ SCOTT SHEFFIELD
                                           -------------------------------------
                                           Scott Sheffield
                                           President and Chief Executive Officer



                                        SHAREHOLDER



                                        By: /s/ BOONE PICKENS
                                           -------------------------------------
                                           Boone Pickens





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                                   SCHEDULE A


MXP SERIES A PREFERRED STOCK                                5,037,982  SHARES

MXP COMMON STOCK                                            1,500,000  SHARES





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